UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. ____)

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Indiana Community Bancorp

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Indiana Community Bancorp
501 Washington Street
Columbus, Indiana  47201
(812) 376-3323

Notice of Annual Meeting of Shareholders

To Be Held On April 28, 2009

The Annual Meeting of Shareholders of Indiana Community Bancorp will be held at the Hilton Garden Inn, 12210 North Executive Drive, Edinburgh, Indiana 46124, on Tuesday, April 28, 2009, at 3:00 p.m., local time.

The Annual Meeting will be held for the following purposes:

1.	Election of Directors. Election of two directors of the Bancorp to serve three-year terms expiring in 2012.

2.	Ratification of Auditors. Approval and ratification of the appointment of BKD, LLP as auditors for the Bancorp for the fiscal year ending December 31, 2009.

3.	Shareholder Advisory (Non-Binding) Vote on Executive Compensation. Consideration and approval of compensation paid to executive officers of the Bancorp disclosed in the Proxy Statement.

4.	Other Business. Other matters as may properly come before the meeting or at any adjournment.

You can vote at the meeting or any adjournment of the meeting if you are a shareholder of record at the close of business on March 9, 2009.

We urge you to read the enclosed Proxy Statement carefully so you will have information about the business to come before the meeting or any adjournment. At your earliest convenience, please sign and return the accompanying proxy in the postage-paid envelope furnished for that purpose.

A copy of our Annual Report for the fiscal year ended December 31, 2008, is enclosed. The Annual Report is not a part of the proxy soliciting material enclosed with this letter.

By Order of the Board of Directors

John K. Keach, Jr.
Chairman of the Board, President and Chief Executive Officer
Columbus, Indiana
March 24, 2009

It is important that you return your proxy promptly. Therefore, whether or not you plan to be present in person at the Annual Meeting, please sign, date and complete the enclosed proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 28, 2009:

The Corporation’s Proxy Statement for the Annual Meeting and a sample of the form of proxy card sent to shareholders by the Corporation are available at http://www.myindianabank.com.

Indiana Community Bancorp
501 Washington Street
Columbus, Indiana  47201
(812) 376-3323

Proxy Statement

for
Annual Meeting of Shareholders

April 28, 2009

The Board of Directors of Indiana Community Bancorp, an Indiana corporation, is soliciting proxies to be voted at the Annual Meeting of Shareholders to be held at 3:00 p.m., local time, on Tuesday, April 28, 2009, at the Hilton Garden Inn, 12210 North Executive Drive, Edinburgh, Indiana 46124, and at any adjournment of the meeting. The Bancorp’s principal asset consists of 100% of the issued and outstanding shares of Common Stock of Indiana Bank and Trust Company. We expect to mail this Proxy Statement to our shareholders on or about March 24, 2009.

Items of Business

At the Annual Meeting, shareholders will:

●	vote on the election of two directors to serve three-year terms expiring in 2012;

●	ratify the selection of BKD, LLP, as auditors for the Bancorp for 2009;

●	approve in an advisory (non-binding) vote the compensation of executive officers disclosed in this Proxy Statement; and

●	transact any other matters of business that properly come before the meeting.

We do not expect any other items of business, because the deadline for shareholder nominations and proposals has already passed. If other matters do properly come before the meeting, the accompanying proxy gives discretionary authority to the persons named in the proxy to vote on any other matters brought before the meeting. Those persons intend to vote the proxies in accordance with their best judgment.

Voting Information

Who is entitled to vote?

Shareholders of record at the close of business on March 9, 2009, the record date, may vote at the Annual Meeting. On the record date, there were 3,358,079 shares of the Common Stock issued and outstanding.  Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented.  The Bancorp also had 21,500 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Preferred Stock”) outstanding on March 9, 2009, but these shares do not have the right to vote at the Annual Meeting of Shareholders.

How many votes are required to elect directors?

The two nominees for director receiving the most votes will be elected. Abstentions, broker non-votes, and instructions to withhold authority to vote for a nominee will result in the nominee receiving fewer votes but will not count as votes against the nominee.

How many votes are required to ratify the selection of BKD, LLP as auditors of the Bancorp for 2009?

More votes cast in favor of this proposition than are cast against it are required to ratify BKD, LLP as our auditors for 2009.

How many votes are required to approve on an advisory basis the compensation of the Bancorp’s executive officers?

More votes cast in favor of this proposition than are cast against it are required to approve on a non-binding basis the compensation of the Bancorp’s executive officers.  Abstentions and broker non-votes will have no effect on the advisory vote on executive compensation.

How do I vote my shares?

If you are a “shareholder of record,” you can vote by mailing the enclosed proxy card. The proxy, if properly signed and returned to the Bancorp and not revoked prior to its use, will be voted in accordance with the instructions contained in the proxy. If you return your signed proxy card but do not indicate your voting preferences, the proxies named in the proxy card will vote on your behalf for the two nominees for director listed below. If you do not give contrary instructions, the proxies will vote for each other matter described below and, upon the transaction of other business as may properly come before the meeting, in accordance with their best judgment.

If you have shares held by a broker or other nominee, you may instruct the broker or other nominee to vote your shares by following the instructions the broker or other nominee provides to you.

Proxies solicited by this Proxy Statement may be exercised only at the Annual Meeting and any adjournment and will not be used for any other meeting.

How do I vote shares held in the Bancorp’s 401(k) Plan?

We maintain a 401(k) Plan which owns approximately 2.4% of the Bancorp’s Common Stock. Employees of the Bancorp and its subsidiaries may participate in the Plan. Each Plan participant instructs the trustee of the Plan how to vote the shares of Bancorp Common Stock allocated to his or her account under the Plan. If a participant properly executes the voting instruction card distributed by the trustee, the trustee will vote such participant’s shares in accordance with the shareholder’s instructions. Where properly executed voting instruction cards are returned to the trustee with no specific instruction as how to vote at the Annual Meeting, the trustee will vote the shares “FOR” the election of each of management’s director nominees, “FOR” the ratification of BKD, LLP as our auditors for 2009, and “FOR” approval of the compensation of the Bancorp’s executive officers. The trustee will vote the shares of Bancorp Common Stock held in the Plan but not allocated to any participant’s account and shares as to which no voting instruction cards are received in the same proportion as the allocated shares in the Plan are voted with respect to the items being presented to a shareholder vote.

Can I change my vote after I have mailed my proxy card?

You have the right to revoke your proxy at any time before it is exercised by (1) notifying the Bancorp’s Secretary (Mark T. Gorski, 501 Washington Street, Columbus, Indiana 47201) in writing, (2)  delivering a later-dated proxy, or (3) voting in person at the Annual Meeting.

Can I vote my shares in person at the meeting?

If you are a shareholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote by proxy card even if you plan to attend the meeting.

If your shares are held by a broker or other nominee, you must obtain a proxy from the broker or other nominee giving you the right to vote the shares at the meeting.

What constitutes a quorum?

The holders of over 50% of the outstanding shares of Common Stock as of the record date must be present in person or by proxy at the Annual Meeting to constitute a quorum. In determining whether a quorum is present, shareholders who abstain, cast broker non-votes, or withhold authority to vote on one or more director nominees will be deemed present at the Annual Meeting.

Principal Holders of Common Stock

The following table provides information as of March 9, 2009, about each person known by the Bancorp to own beneficially 5% or more of the Common Stock.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class
John K. Keach, Jr. 501 Washington Street Columbus, IN 47201	198,449 (1)	5.8%
Thomson Horstmann & Bryant, Inc. Park 80 West, Plaza One Saddle Brook, NJ 07663	186,498	5.6%
Financial Edge Fund, L.P. Financial Edge-Strategic Fund, L.P. Goodbody/PL Capital, L.P. PL Capital, LLC PL Capital Advisors, LLC Goodbody/PL Capital, LLC John W. Palmer Richard J. Lashley PL Capital/Focused Fund, L.P. 20 East Jefferson Avenue, Suite 22 Naperville, Illinois 60540	317,877 (2)	9.5%

(1)
Includes 54,207 shares held jointly by Mr. Keach and his wife, 19,562 shares held jointly by his wife and children, 86,960 shares subject to stock options granted under the Bancorp’s stock option plans, and 21,767 whole shares allocated as of December 31, 2008, to Mr. Keach’s account under the Indiana Community Bancorp Employees’ Savings and Profit Sharing Plan and Trust (the “401(k) Plan”). 14,995 of these shares are pledged to secure a bank loan to Mr. Keach and his wife. Does not include stock options for 10,540 shares which are not exercisable within a period of 60 days following the record date.

(2)
According to an Amendment to Schedule 13D, filed August 4, 2008, includes (1) 145,638, 52,870, and 50,035 shares owned by Financial Edge Fund, L.P., Financial Edge-Strategic Fund, L.P., and PL Capital/Focused Fund, L.P., respectively, each of which is advised by PL Capital Advisors, LLC, and has PL Capital, LLC as its general partner, (2) 69,234 shares held by Goodbody/PL Capital, L.P., whose general partner is Goodbody/PL Capital, LLC, and whose investment advisor is PL Capital Advisors LLC, and (3) 100 shares beneficially owned by Richard J. Lashley in his individual capacity. Richard J. Lashley and John W. Palmer are managing members of PL Capital, LLC, Goodbody/PL Capital, LLC, and PL Capital Advisors, LLC.

Proposal 1 — Election of Directors

The Board of Directors currently consists of seven members. The By-Laws provide that the Board of Directors is to be divided into three classes as nearly equal in number as possible. The members of each class are elected for a term of three years (unless a shorter period is specified) and until their successors are elected and qualified. One class of directors is elected annually.

The nominees for director this year are John M. Miller and Harvard W. Nolting, Jr., each of whom is a current director of the Bancorp. If the shareholders elect these nominees at the Annual Meeting, the terms of Messrs. Miller and Nolting will expire in 2012. No nominee for director is related to any other director or executive officer of the Bancorp or nominee for director by blood, marriage, or adoption, and there are no arrangements or understandings between any nominee and any other person pursuant to which the nominee was selected.

The following table provides information on the nominees for the position of director of the Bancorp and for each director continuing in office after the Annual Meeting, including the number and percent of shares of Common Stock beneficially owned as of the record date. The table also includes information on the number of shares of Common Stock beneficially owned by executive officers of the Bancorp who are not directors, and by all directors and executive officers of the Bancorp as a group.

The Board recommends that you vote FOR the two nominees.

Name	Age	Positions Held With the Bancorp	Director of the Bank Since	Director of the Bancorp Since	Term to Expire	Shares of Common Stock Beneficially Owned on 3/09/09 (1)		Percent of Class
Director Nominees
John M. Miller	58	Director	2002	2002	2012	22,100	(2)	*
Harvard W. Nolting, Jr.	69	Director	1988	1990	2012	61,990	(3)	1.8%

Directors Continuing In Office
John T. Beatty	58	Director	1991	1992	2010	26,879	(4)	*
William J. Blaser	59	Director	2006	2006	2010	15,333	(5)	*
Harold Force	57	Director	1991	1992	2010	31,526	(6)	*
John K. Keach, Jr.	57	Chairman of the Board, President and Chief Executive Officer	1990	1990	2011	198,449	(7)	5.8%
David W. Laitinen, MD	56	Director	1990	1990	2011	36,193	(8)	1.1%

Executive Officers
Charles R. Farber	59	Executive Vice President				49,916	(9)	1.5%
Mark T. Gorski	44	Executive Vice President, Chief Financial Officer, Treasurer and Secretary				46,883	(10)	1.4%

All executive officers and directors as a group (9 persons)						489,269	(11)	13.7%

*	Less than 1%.
(1)
Includes shares beneficially owned by members of the immediate families of the directors, director nominees, or executive officers residing in their homes. Unless otherwise indicated, each nominee, director or executive officer has sole investment and/or voting power with respect to the shares shown as beneficially owned by him or her.

(2)	Includes 700 shares held by children who reside with Mr. Miller, and stock options for 13,500 shares granted under one of the Bancorp’s stock option plans.
(3)	Includes 5,724 shares subject to stock options granted under the Bancorp’s stock option plans.

(4)	Includes 19,724 shares held jointly by Mr. Beatty and his wife, and 7,155 shares subject to stock options granted under the Bancorp’s stock option plans.
(5)
Includes 3,000 shares jointly held by Mr. Blaser and his wife, and 12,333 shares subject to stock options granted under one of the Bancorp’s stock option plans. Does not include stock options for 1,167 shares which are not exercisable within a period of 60 days following the record date.

(6)	Includes 24,371 shares held jointly by Mr. Force and his wife, and 7,155 shares subject to stock options granted under the Bancorp’s stock option plans.
(7)
Includes 54,207 shares held jointly by Mr. Keach and his wife, 19,562 shares held jointly by his wife and children, 86,960 shares subject to stock options granted under the Bancorp’s stock option plans, and 21,767 whole shares allocated as of December 31, 2008, to Mr. Keach’s account under the 401(k) Plan.  14,995 of these shares are pledged to secure a bank loan to Mr. Keach and his wife. Does not include stock options for 10,540 shares which are not exercisable within a period of 60 days following the record date.

(8)
Includes 27,475 shares held jointly by Dr. Laitinen and his wife, 1,563 shares held by Mrs. Laitinen for their children, and 7,155 shares subject to stock options granted under the Bancorp’s stock option plans. 27,475 of these shares have been pledged to secure a joint brokerage account of Dr. and Mrs. Laitinen.

(9)
Includes 42,018 shares subject to stock options granted under the Bancorp’s stock option plans and 6,865 whole shares allocated as of February 24, 2009, to Mr. Farber’s account under the 401(k) Plan. Does not include stock options for 2,982 shares which are not exercisable within a period of 60 days following the record date.

(10)
Includes 23,333 shares subject to stock options granted under the Bancorp’s stock option plans and 228 whole shares allocated as of December 31, 2008, to Mr. Gorski’s account under the 401(k) Plan. Does not include stock options for 1,667 shares which are not exercisable within a period of 60 days following the record date.

(11)
Includes 205,333 shares subject to stock options granted under the Bancorp’s stock option plans and 28,860 whole shares allocated to the accounts of participants in the 401(k) Plan. Does not include stock options for 16,356 shares which are not exercisable within a period of 60 days following the record date.

Presented below is information concerning the director nominees and directors continuing in office of the Bancorp:

John T. Beatty is President and Treasurer of Beatty Insurance, Inc.

William J. Blaser is Managing Partner of L.M. Henderson & Company, LLP (certified public accountants and consultants), in Indianapolis, Indiana.

Harold Force has been President of Force Construction Company, Inc. since 1976. He also serves as Executive Vice President of Force Design, Inc.

John K. Keach, Jr. has been employed by the Bank since 1974. In 1985, he was elected Senior Vice President - Financial Services; in 1987 he became Executive Vice President, and in 1988 he became President and Chief Operating Officer. In 1994, he became President and Chief Executive Officer. In 1999, he was appointed Chairman of the Board of Directors of Home Federal Bancorp, which changed its name to Indiana Community Bancorp.

David W. Laitinen, MD has been an orthopedic surgeon in Seymour, Indiana since 1983.

John M. Miller has served as President of Best Beers, Inc. (beer distributor) in Bloomington, Indiana, for more than five years.

Harvard W. Nolting, Jr. was a co-owner of Nolting Foods, Inc. (grocery chain) for over 30 years before his retirement in 1994.

Corporate Governance

Director Independence. All of the directors except John K. Keach, Jr., meet the standards for independence of Board members set forth in the Listing Standards for the Nasdaq Stock Exchange. Moreover, all members of the Bancorp’s Audit Committee, Compensation Committee, Stock Option Committee, and Nominating and Governance Committee meet those independence standards. The Board of Directors of the Bancorp considers the independence of each of the directors under the Listing Standards of the Nasdaq Stock Exchange which, for purposes of determining the independence of Audit Committee members, also incorporate the standards of the Securities and Exchange Commission included in Reg. § 240.10A-3(b)(1). Among other things, the Board considers current or previous employment relationships  as well as material transactions or relationships between the Bancorp or its subsidiaries and the directors, members of their immediate families, or entities in which the directors have a significant interest. The purpose of this review is to determine whether any relationships or transactions exist or have occurred that are inconsistent with a determination that the director is independent.

Meetings of the Board of Directors. During the fiscal year ended December 31, 2008, the Board of Directors of the Bancorp met or acted by written consent eight times. No director attended fewer than 75% of the aggregate total number of meetings during the last fiscal year of the Board of Directors of the Bancorp held while he served as director and of meetings of committees on which he served during that fiscal year.

Board Committees. The Bancorp’s Board of Directors has an Audit Committee, a Compensation Committee, a Stock Option Committee, and a Nominating and Governance Committee, among its other Board Committees. All committee members are appointed by the Board of Directors.

The Audit Committee, the members of which are Messrs. Blaser (Chairman), Beatty, Force, Nolting, and Dr. Laitinen, recommends the appointment of the Bancorp’s independent accountants in connection with its annual audit, and meets with them to outline the scope and review the results of the audit. In addition, the Board of Directors has determined that William J. Blaser is a “financial expert” as that term is defined in Item 401(h)(2) of Regulation S-K promulgated under the Securities Exchange Act of 1934. The Audit Committee met four times during the fiscal year ended December 31, 2008. The Board of Directors has adopted a written charter for the Audit Committee, which is posted on the Bancorp’s website at http://www.myindianabank.com. The Board of Directors reviews and approves changes to the Audit Committee Charter annually.

The Compensation Committee reviews payroll costs and salary recommendations and determines the compensation of the Bancorp’s officers. The Compensation Committee met or acted by written consent one time during fiscal 2008. The members of this Committee are Messrs. Nolting (Chairman), Miller and Dr. Laitinen. The Compensation Committee has a separate charter which is posted on the Bancorp’s website at http://www.myindianabank.com.

The Bancorp’s Stock Option Committee administers the Bancorp’s stock option plans. It met one time during the year ended December 31, 2008. Its members are all of the directors except Mr. Keach, Jr.

The Nominating and Governance Committee, referred to here as the “Nominating Committee,” selects the individuals who will run for election to the Bancorp’s Board of Directors each year. Its members for this Annual Meeting were Messrs. Force (Chairman), Nolting and Beatty. It met two times during 2008. The Nominating Committee’s charter is available at http://www.myindianabank.com.

The Nominating Committee will consider the director nomination of any shareholder of the Bancorp entitled to vote for the election of directors at the meeting who has given timely notice in writing to the Secretary of the Bancorp as provided in the Bancorp’s By-laws. To be timely, a shareholder’s notice must be delivered to or mailed and received by the Secretary of the Bancorp not less than 60 days prior to the meeting, unless less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders (which notice or public disclosure shall include the date of the Annual Meeting specified in publicly-available By-laws, if the Annual Meeting is held on such date), in which case the notice by a shareholder must be received no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

Although the Nominating Committee will consider nominees recommended by shareholders, it has not actively solicited recommendations for nominees from shareholders nor has it established procedures for this purpose, as it will address nominations on a case-by-case basis. When considering a potential candidate for membership on the Bancorp’s Board of Directors, the Nominating Committee considers diversity, age, skills, relevant business and industry experience, and independence under the Listing Standards of the Nasdaq Stock Exchange. Under Corporate Governance Guidelines adopted by the Nominating Committee, executive officers and non-employee directors of the Bancorp must own at least 1,000 shares of Bancorp Common Stock. The Nominating Committee does not have specific minimum qualifications that must be met by a Nominating Committee-recommended candidate other than those prescribed by the By-laws or in the Nominating Committee’s Corporate Governance Guidelines, and it has no specific process for identifying the candidates. There are no differences in the manner in which the Nominating Committee evaluates a candidate that is recommended for nomination for membership on the Bancorp’s Board of Directors by a shareholder. The Nominating Committee has not received any nominations from any of the Bancorp’s shareholders in connection with the Annual Meeting.

Under Corporate Governance Guidelines adopted by the Nominating Committee, directors who change their principal employment or responsibilities outside the Bancorp must submit written notification of the change and an offer of resignation to the Chairman of the Nominating Committee. In deciding whether to recommend to the full Board the acceptance of the director’s offer to resign, the Nominating Committee will review the appropriateness of the director’s continued membership on the Board under the changed circumstances. This requirement will provide the Board with the opportunity to consider whether the director’s continued service on the Board is in the shareholders’ best interest.

Communications with Directors. The Bancorp has adopted a policy for its shareholders to send written communications to the Bancorp’s directors. Under this policy, shareholders may send written communications in a letter by first-class mail addressed to any director at the Bancorp’s main office. The Bancorp has also adopted a policy that strongly encourages its directors to attend each Annual Meeting of shareholders. All of the Bancorp’s directors at the time attended the Annual Meeting of Shareholders on April 22, 2008.

Compensation Committee Interlocks and Insider Participation. All of the members of the Compensation Committee are independent and no member of the Compensation Committee has served as an officer or employee of the Bancorp or the Bank. None of the members of the Compensation Committee is an executive officer of another entity at which one of our executive officers serves as a member of the Board of Directors. No member of the Compensation Committee has had any relationship with the Bancorp requiring disclosure under Item 404 of SEC Regulation S-K, which requires the disclosure of certain related person transactions.

Executive Compensation

Compensation Discussion and Analysis

Overview of Executive Compensation Program. The Compensation Committee of the Board of Directors was comprised during the year ended December 31, 2008, of Messrs. Nolting (Chairman), Miller and Dr. Laitinen. The Compensation Committee reviews payroll costs, establishes policies and objectives relating to compensation, and approves the salaries of all employees, including executive officers. All decisions by the Compensation Committee relating to salaries of the Bancorp’s executive officers are approved by the full Board of Directors. In the year ended December 31, 2008, there were no modifications to Compensation Committee actions and recommendations made by the full Board of Directors.  On February 24, 2009, the Compensation Committee froze the salaries of the Bancorp’s executive officers at the levels they were set at the end of 2008, along with the salaries of all other salaried employees exempt from the requirements of the Fair Labor Standards Act.  The following discussion of how the Compensation Committee sets salaries applies to years before such salary freeze and periods that follow such freeze.

In approving the salaries of all employees except executive officers, the Compensation Committee receives recommendations from the Executive Vice Presidents, the Chief Executive Officer and the Human Resources Senior Vice President. The Executive Vice Presidents are responsible for making recommendations regarding compensation for non-executive officers within their areas of responsibility. In determining the level of compensation for such employees, the Executive Vice Presidents consider recommendations from supervisors, performance reviews and salary grade ranges for each position. The compensation recommendations from the Executive Vice Presidents are compiled and reviewed by the Chief Executive Officer and the Human Resources Senior Vice President. The Chief Executive Officer is responsible for submitting the recommendations to the Compensation Committee for review and approval.

In approving the salaries of executive officers (the executive officers listed in the Summary Compensation Table on page [INSERT PAGE NUMBER] referred to herein as the Named Executive Officers), the Chief Executive Officer submits a recommendation for each executive officer (other than the Chief Executive Officer), along with a summary of the executive officer’s performance, to the Compensation Committee for review. The Compensation Committee periodically reviews compensation data for comparable financial institutions in the Midwest based on banking industry compensation surveys. In addition, from time to time, the Compensation Committee reviews information provided by independent compensation consultants in making its decisions. The Compensation Committee has authority under its charter to retain outside consultants or advisors to assist the Committee.

The Stock Option Committee of the Board of Directors was comprised during the year ended December 31, 2008, of all of the Board members except John K. Keach, Jr. The Stock Option Committee administers the Bancorp’s stock option plans, including determining the amount, term, and vesting of stock options. All members of the Stock Option Committee are outside directors of the Bancorp.

In addition, we participated in the TARP Capital Purchase Program (referred to in the section as the “TARP Program”) through which the U.S. Treasury Department invested $21.5 million in our preferred stock and warrants on December 12, 2008. Under the TARP Program, we:

(1)
were prohibited from making golden parachute (severance) payments (payments triggered by involuntary termination of employment that exceed three times the executive officer’s average pay over the past five years) to our Named Executive Officers;

(2)
had to condition the payment of bonus and incentive compensation paid to the Named Executive Officers based on financial statements or financial performance to repayment (often referred to as “clawback”) if such financial statements or performance figures later proved to be materially inaccurate;

(3)
have reviewed and must have annually reviewed our bonus and incentive compensation programs to determine if they encourage our Named Executive Officers to take unnecessary and excessive risks that threaten the value of the Bancorp; and

(4)	agreed to limit the tax deduction we take for compensation earned annually by each of the Named Executive Officers to $500,000.

Our participation in TARP was a catalyst for several actions:

●	Our executive officers entered into agreements and executed waivers consenting to the restrictions and limitations required by the TARP Program rules as described above;

●	The Committee conducted a review of our incentive programs from a risk perspective and concluded they do not encourage unnecessary or excessive risk; and

●	The tax deductibility of a portion of the compensation earned by certain of our Named Executive Officers could not exceed $500,000.

On February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009 (the “ARRA”).  The ARRA amends, among other things, the TARP Program legislation by directing the U.S. Treasury Department to issue regulations implementing strict limitations on compensation paid or accrued by financial institutions, like us, participating in the TARP Program.  These limitations are to include:

●
A prohibition on paying or accruing bonus, incentive or retention compensation for our President and Chief Executive Officer, other than certain awards of long-term restricted stock or bonuses payable under existing employment agreements;

●
A prohibition on making any payments to the Named Executive Officers and the next five most highly compensated employees for departure from the Bancorp other than compensation earned for services rendered or accrued benefits;

●
Subjecting bonus, incentive and retention payments made to the Named Executive Officers and the next 20 most highly compensated employees to repayment (clawback) if based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate;

●	A prohibition on any compensation plan that would encourage manipulation of reported earnings;

●
Establishment by the Board of Directors of a company-wide policy regarding excessive or luxury expenditures including office and facility renovations, aviation or other transportation services and other activities or events that are not reasonable expenditures for staff development, reasonable performance incentives or similar measures in the ordinary course of business;

●
Submitting a “say-on-pay” proposal to a non-biding vote of shareholders at future annual meetings, whereby shareholders vote to approve the compensation of executives as disclosed pursuant to the executive compensation disclosures included in the proxy statement; such a proposal is being presented at the Annual Meeting as described in this Proxy Statement under “Proposal 3 — Advisory Vote on Executive Compensation”; and

●
A review by the U.S. Department of Treasury of any bonus, retention awards or other compensation paid to the Named Executive Officers and the next 20 most highly compensated employees prior to February 17, 2009, to determine if such payments were excessive and negotiate for the reimbursement of such excess payments.

As noted, the ARRA directs the U.S. Treasury Department to issue regulations implementing the foregoing.  There are numerous questions regarding the scope of the limitations and the requirements of the ARRA.  None of the regulations mandated by the law have been issued to date.  Pending the issuance of regulations, the Board, Committee and management are reviewing the requirements of the ARRA, its impact on current and going forward compensation, and the effect of the law’s requirements on the Bancorp’s competitive position.

Objectives of Executive Compensation Program. The objectives of the Compensation Committee and the Stock Option Committee with respect to executive compensation are the following:

(1)
provide compensation opportunities comparable to those offered by other similarly situated financial institutions in order to be able to attract and retain talented executives who are critical to the Bancorp’s long-term success;

(2)	reward executive officers based upon their ability to achieve short-term and long-term strategic goals and objectives and to enhance shareholder value;

(3)
align the interests of the executive officers with the long-term interests of shareholders by granting stock options which will become more valuable to the executives as the value of the Bancorp’s shares increases; and

(4)
to take steps to eliminate from the compensation program incentives that would encourage Senior Executive Officers of the Bancorp (as defined in Section 111(a)(1) of the Emergency Economic Stabilization Act of 2008) to take unnecessary and excessive risks that threaten the value of the Bancorp.

2008 Executive Compensation Components. The Bancorp’s executive compensation program is currently comprised of the following components:

●	base salary
●	annual incentive compensation
●	stock option plans
●	long-term incentive awards
●	retirement benefit plans
●	post-employment compensation
●	perquisites and personal benefits

Base Salary. The base salary component of the executive compensation program is designed to recognize the experience, skills and knowledge necessary to fulfill the responsibilities of each executive management position. Base salary levels of the Bancorp’s executive officers are established based on the responsibilities of each executive officer while also taking into account individual experience and performance. Base salary levels for key management positions are intended to be competitive within the banking industry for organizations of similar size to allow the Bancorp to compete for and retain qualified executive officers. Base salary levels are reviewed annually, or more frequently if necessary, based on a promotion or change in responsibilities. Annual increases in base salary are primarily driven by the performance of the individual executive officer. However, consideration is also given to competitive factors within the Bancorp’s market area.

Annual Incentive Compensation. The annual incentive compensation component of the executive compensation program is designed to tie a portion of annual executive compensation to the achievement of annual financial and business objectives that are communicated to the affected employees. Key executives, selected by the Compensation Committee, are provided the opportunity to earn annual incentive compensation based on the achievement of the strategic goals specified in the award. In 2007 and 2008, one executive officer, Charles R. Farber, was eligible for annual incentive compensation under the Indianapolis Market Growth Plan. The annual incentive compensation earned under the Plan established for Mr. Farber is determined based on a percentage of the balance of certain commercial loans and certain deposits. See “Indianapolis Market Growth Plan.” While the Bancorp previously awarded annual bonuses to all executive officers, this bonus program was replaced by the Indianapolis Market Growth Plan for selected employees and the long-term incentive awards described below.  Because of the Bancorp’s participation in the TARP Capital Purchase Program, under certain circumstances Mr. Farber and others participating in the Indianapolis Market Growth Plan may be required to repay to the Bancorp incentive compensation paid under that Plan.  See “Long-Term Incentive Awards.”

Stock Option Plans. The stock option component of the executive compensation program is designed to serve as long-term incentive for executive officers and other key employees. These plans align executive and shareholder long-term interests by creating a strong and direct link between executive pay and shareholder return and by enabling executives to acquire an ownership position in Bancorp Common Stock. Stock options are granted at the prevailing market price and will only have a value to the executives if the stock price increases. The Stock Option Committee determines the number of option grants to be made to executive officers based on the practices of comparable financial institutions as well as the executive’s level of responsibility and contributions to the Bancorp. The Stock Option Committee typically considers grants of stock options in the first quarter of the year in conjunction with the review of officer and executive officer compensation. The release of market information is not taken into account for purposes of timing the grants of stock options.  In 2008, stock options at an option price per share of $21.495 for 10,000, 5,000 and 5,000 shares, respectively, were granted to John K. Keach, Jr., Mark T. Gorski and Charles R. Farber, respectively. No stock options were awarded in 2007.

Long-Term Incentive Awards. The long-term incentive component of the executive compensation program is designed to provide executives with an opportunity to earn incentive compensation based upon their achievement of long-term strategic goals. The Compensation Committee determines the amount of long-term incentive awards based on annual calculations which reflect the Bancorp’s performance relative to the performance criteria established by the Compensation Committee. The measurement criteria, target ranges and peer group comparisons are designed to align executive interests with owners’ interests, recognize team achievement and facilitate attracting, motivating and retaining key executives. In 2007, the performance period for the first three-year incentive award ended, and executives were paid those awards in 2008. In 2008, the performance period for the second three-year incentive award ended and executives were paid those awards in 2009. In connection with its acceptance of TARP capital from the U.S. Treasury Department (the “Treasury”) in December, 2008, the Bancorp entered into agreements with its executive officers providing for the repayment to the Bancorp of any bonus or incentive compensation paid to those executives if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.  These restrictions apply while the executive officers remain Senior Executive Officers (as defined in § 111(a)(1) of the Emergency Economic Stabilization Act of 2008) and during the period in which the Treasury holds an equity position in the Bancorp under the TARP Capital Purchase Program.  This obligation to repay incentive compensation and bonuses applies irrespective of whether or not the executive officer engaged in any conduct leading to the inaccurate financial statements or performance metric criteria. Effective February 17, 2009, Section 111 of the Emergency Economic Stabilization Act of 2008 was amended to, among other things, require that TARP recipients, such as the Bancorp, require that their Senior Executive Officers and any of the next 20 most highly-compensated employees repay any bonus, retention award, or incentive compensation paid to such individuals based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate.  Moreover, that statute appears to prohibit the payment or accrual of any bonus, retention award or incentive compensation to the Bancorp’s President and Chief Executive Officer while TARP preferred stock issued by the Bancorp remains outstanding.  The Bancorp is obligated under generally accepted accounting principles to accrue bonuses payable under the Bancorp’s Long-Term Incentive Plan to its President and Chief Executive Officer.  The Bancorp is consulting with its accountants and attorneys regarding the best way to respond to this new statutory provision.  For a description of the Bancorp’s long-term incentive awards, see “Indiana Community Bancorp Long-Term Incentive Plan.”

Retirement Benefit Plans. The retirement benefit plan component of the executive compensation program is designed to provide executives with a package of retirement benefits that is attractive and similar to other financial institutions. The Compensation Committee views the retirement plans as a means of providing financial security to all of the Bancorp’s employees after they have spent a substantial portion of their career with the Bancorp. These benefits remain an important part of the overall compensation approach in our industry. Because the Bancorp faced increasing costs under its pension plan as its workforce aged, the Bancorp decided to freeze that plan effective April 1, 2008, to reduce future benefits costs. Each executive officer has the opportunity to participate in the Bancorp’s defined contribution plan, subject to Internal Revenue Code limitations. This plan is available to all eligible employees. Effective January 1, 2008, the Bancorp increased the maximum 401(k) match to 50% of an employee’s 401(k) contribution, up to a maximum contribution of 3% of salary.  For a description of the Bancorp’s defined benefit pension plan and defined contribution plan, see “Pentegra Group Pension Plan” and “401(k) Plan.”

Post-Employment Compensation. The post-employment compensation component of the executive compensation program is designed to provide executives with a degree of financial security. The Board of Directors believes this security is necessary to allow the executives to objectively consider possible mergers, business combinations or other transactions involving a change of control of the Bancorp. Mark T. Gorski and Charles R. Farber previously were parties to change in control agreements that provided benefits to these individuals upon a change in control of the Bancorp or the Bank.  However they had one-year terms, were not extended, and expired on January 1, 2009.  The Bancorp also provides executive officers with other post-employment compensation plans.  The supplemental executive retirement plans of the executives and the excess benefit plan for the Bancorp’s President and Chief Executive Officer are commonly used in the financial industry and have historically been maintained by us as a means for attracting and retaining executive talent. For a description of these plans providing for post-employment compensation, see “Supplemental Retirement Income Program” and “Excess Benefit Plan.” In addition, certain stock options held by the Named Executive Officers will vest in full upon a change in control of the Bancorp. See “Outstanding Equity Awards at December 31, 2008.”  The ARRA prohibits the payment of golden parachute payments (defined as any payment for departure from a company for any reason, except for payments for services performed or benefits accrued) to the Named Executive Officers and the next five most highly-compensated employees while the TARP preferred stock issued by the Bancorp remains outstanding.  This provision may preclude certain payments required to be paid to the Named Executive Officers under their supplemental retirement agreements and could preclude full vesting of their stock options upon a change of control while the TARP preferred stock remains outstanding.

Perquisites and Personal Benefits. Minimal perquisites and personal benefits were awarded to the Bancorp employees in 2008, but the incremental cost of providing such perquisites did not exceed $10,000 for any Named Executive Officer. The Bancorp believes that the perquisites and personal benefits it offers to its executives are reasonable and consistent with its overall executive compensation program.  The ARRA requires the Board of Directors of the Bancorp to adopt a company-wide policy regarding excessive or luxury expenditures, as are defined by the Treasury Secretary.  Such “excessive expenditures” may include expenditures on entertainment or events, office and facility renovations, aviation or other transportation services, or other activities or events that are not reasonable expenditures for staff development, reasonable performance incentives, or other similar measures conducted in the normal course of the business operation of the institution.  The Bancorp intends to adopt such a policy after regulations are issued by the U.S. Department of Treasury construing these statutory provisions.

Compensation of Named Executive Officers. Mr. Keach, Jr. was the Bancorp’s Chief Executive Officer throughout the years ended December 31, 2006, 2007, and 2008. Mr. Keach, Jr.’s salary was $366,301 in 2006, $352,052 in 2007, and $350,514 in 2008. In determining Mr. Keach, Jr.’s salary for these years, the Compensation Committee considered the Bancorp’s financial performance for the respective fiscal years as well as the other factors described under “Base Salary” above. Mr. Keach, Jr. was not paid annual incentive compensation during 2006, 2007 or 2008. On March 20, 2006, Mr. Keach, Jr. was awarded stock options for 15,000 shares with a term of ten years and a price of $25.6595 per share. These options vest in various years through 2011.  Mr. Keach, Jr. received no stock option grants in 2007.  On April 22, 2008, Mr. Keach, Jr. was awarded stock options for 10,000 shares with a term of ten years at an option exercise price of $21.495 per share.  These options vest in various years through 2010. In determining Mr. Keach, Jr.’s stock option grants for 2006 and 2008, the Stock Option Committee considered the Bancorp’s financial performance for those years. In addition, consideration was given to the impact of Financial Accounting Standard 123(R) which requires expense recognition for options granted by the Bancorp which vest on or after January 1, 2006.  The Bancorp’s long-term incentive plan was established in 2005.  An initial award was made in 2005 with payouts determined based on financial performance over a three year period ending in 2007. Mr. Keach received an award of $269,143 in January 2008 with respect to the 2005-2007 performance period.  In 2006, a new award was made under that plan based on performance for 2006-2008. Mr. Keach received an award of $89,202 in January 2009 based on performance for 2006-2008. In 2007, a new award was made under the plan based on performance for 2007-2009, and in 2008 a new award was made under the plan based on performance for 2008-2010. Mr. Keach, Jr. was not paid amounts during 2006, 2007 or 2008 related to any of the Bancorp’s retirement benefit plans. The Bank froze the defined benefit pension plan on April 1, 2008. For a description of the defined benefit pension plan, see “Pentegra Group Pension Plan” and for a description of the Bancorp’s 401(k) plan, see “401(k) Plan.” Mr. Keach, Jr. was not paid amounts during 2006, 2007 or 2008 related to any post-employment compensation plans. Mr. Keach, Jr. is eligible for post-employment compensation under various plans. No changes were made to any post-employment compensation plans related to Mr. Keach, Jr. during 2006, 2007 or 2008.  See the following for a summary of post-employment compensation plans applicable to Mr. Keach, Jr.:  “Excess Benefit Plan,” “Supplemental Retirement Income Program” and “Outstanding Equity Awards at December 31, 2008.”

Mr. Gorski was the Bancorp’s Chief Financial Officer throughout the years ended December 31, 2006, 2007 and 2008. Mr. Gorski’s salary was $179,502 in 2006, $190,003 in 2007 and $197,345 in 2008. In determining Mr. Gorski’s salary for these years, the Compensation Committee considered the Bancorp’s financial performance for the respective fiscal years as well as the other factors described under “Base Salary” above. The salary increase in 2007 was considered to be above the range of a normal salary increase based on the guidelines established for all employees. In determining the salary increase for 2007, the Compensation Committee considered the additional responsibilities assumed by Mr. Gorski during 2006.  Mr. Gorski was not paid annual incentive compensation during 2006, 2007 or 2008.  On March 20, 2006, Mr. Gorski was awarded stock options for 10,000 shares with a term of ten years and a price of $25.6595 per share. These options vested on January 1, 2007. Mr. Gorski received no stock option grants in 2007.  On April 22, 2008, Mr. Gorski was awarded stock options for 5,000 shares with a term of ten years and an exercise price of $21.495 per share. These options vest over a period ending in 2010.  In determining Mr. Gorski’s stock option grants for 2006 and 2008, the Stock Option Committee considered the Bancorp’s financial performance for that year. In addition, consideration was given to the impact of Financial Accounting Standard 123(R) which requires expense recognition for options granted by the Bancorp which vest on or after January 1, 2006.  The Bancorp’s long-term incentive plan was established in 2005 with payouts determined based on financial performance over a three year period with the first eligible payment to be awarded in January 2008 based on performance for 2005-2007. In January 2008, Mr. Gorski received an award of $82,881 under that plan. In 2006, a new award was made under that plan based on performance for 2006-2008. In January 2009, Mr. Gorski received an award of $33,080 under that plan based on performance for 2006-2008. In 2007, a new award was made under the plan based on performance for 2007-2009, and in 2008 a new award was made under the plan based on performance for 2008-2010. Mr. Gorski was not paid amounts during 2006, 2007 or 2008 related to any of the Bancorp’s retirement benefit plans. The Bank froze the retirement plan effective April 1, 2008.  For a summary of the changes to the defined benefit pension plan, see “Pentegra Group Pension Plan,” and for a description of the Company’s 401(k) plan, see “401(k) Plan.”  Mr. Gorski was not paid amounts during 2006, 2007 or 2008 related to any post-employment compensation plans. Mr. Gorski is eligible for post-employment compensation under various plans. In 2008 Mr. Gorski entered into a change in control agreement with the Bank, and his existing employment agreement was terminated, but that agreement had a one-year term and expired on January 1, 2009. See the following for a summary of post-employment compensation plans applicable to Mr. Gorski – “Supplemental Retirement Income Program” and “Outstanding Equity Awards at December 31, 2008.”

Mr. Farber was an Executive Vice President of the Bancorp throughout the years ended December 31, 2006, 2007 and 2008. Mr. Farber also serves as Indianapolis Region President of the Bancorp. Mr. Farber’s salary was $179,456 in 2006, $180,000 in 2007 and $180,000 in 2008. In determining Mr. Farber’s salary for these years, the Compensation Committee considered the Bancorp’s financial performance for the respective fiscal years as well as the other factors described under “Base Salary” above. Mr. Farber’s salary did not change during 2007 or 2008.  Based on Mr. Farber’s eligibility under two incentive plans described below, changes in his total compensation will be tied to performance under those incentive plans.  Mr. Farber earned annual incentive compensation of $34,579 for 2006, $47,999 for 2007 and $53,700 for 2008, based on the financial performance of the Indianapolis Region. During 2006, the Bancorp established an Indianapolis market incentive plan to provide annual incentive compensation to key management personnel, including Mr. Farber as Region President, relative to performance of the Indianapolis Region. For further details concerning this annual incentive plan, see “Indianapolis Market Growth Plan.”  On March 20, 2006, Mr. Farber was awarded stock options for 10,000 shares with a term of ten years and a price of $25.6595 per share. These options vested in full on January 1, 2009.  Mr. Farber received no stock option grants in 2007.  On April 22, 2008, Mr. Farber was awarded stock options for 5,000 shares with a term of ten years and an option exercise price of $21.495 per share. These options vest over a period ending in 2010.  In determining Mr. Farber’s stock option grants for 2006 and 2008, the Stock Option Committee considered the Bancorp’s financial performance for that year. In addition, consideration was given to the impact of Financial Accounting Standard 123(R) which requires expense recognition for options granted by the Bancorp which vest on or after January 1, 2006.  The Bancorp’s long-term incentive plan was established in 2005 with payouts determined based on financial performance over a three year period with the first eligible payment to be awarded in January 2008 based on performance for 2005-2007. In January 2008, Mr. Farber received an award of $96,535 under that plan.  In 2006, a new award was made under that plan based on performance for 2006-2008. In January 2009, Mr. Farber received an award of $31,468 under that plan for the 2006-2008 performance period. In 2007, a new award was made under that plan based on performance for 2007-2009. In 2008, a new award was made under that plan based on performance for 2008-2010. Mr. Farber was not paid amounts during 2006, 2007 or 2008 related to any of the Bancorp’s retirement benefit plans. The Bank froze the defined benefit plan effective April 1, 2008.  For a summary of the defined benefit pension plan, see “Pentegra Group Pension Plan” and for a description of the Bancorp’s 401(k) plan, see “401(k) Plan.”  Mr. Farber was not paid amounts during 2006, 2007 or 2008 related to any post-employment compensation plans. Mr. Farber is eligible for post-employment compensation under various plans.  In 2008, Mr. Farber entered into a new change in control agreement with the Bank and terminated his existing employment agreement with the Bank, but that agreement had a one-year term and expired on January 1, 2009.  See the following for a summary of post-employment compensation plans applicable to Mr. Farber – “Supplemental Retirement Income Program” and “Outstanding Equity Awards at December 31, 2008.”

Payments Upon Termination or Change in Control. The Bancorp has entered into agreements and maintains plans that will require the payment of compensation to the Named Executive Officers in the event of a change-in-control of the Bancorp. Certain of these agreements are discussed in “Supplemental Retirement Income Program.” In addition, certain stock options held by the Named Executive Officers will vest in the event of a change in control. See “Outstanding Equity Awards at December 31, 2008.”  The ARRA prohibits the payment of golden parachute payments (defined as any payment for departure from a company for any reason, except for payments for services performed or benefits  accrued) to the Named Executive Officers and the next five most highly-compensated employees while the TARP preferred stock issued by the Bancorp remains outstanding.  This provision may preclude certain payments required to be paid to the Named Executive Officers under their supplemental retirement agreements and could preclude full vesting of their stock options upon a change in control while the TARP preferred stock remains outstanding.

Section 162(m). Finally, Section 162(m) of the Internal Revenue Code, in certain circumstances, limits to $1 million the deductibility of compensation, including stock-based compensation, paid to top executives by public companies. None of the compensation paid to the executive officers named in the compensation table below exceeded the threshold for deductibility under section 162(m).

As a result of the Bancorp’s participation in the TARP Capital Purchase Program, the Bancorp was required to agree that it will be subject to a $500,000 annual deduction limit under Section 162(m) of the Internal Revenue Code of 1986, as amended, for remuneration paid to Senior Executive Officers (as defined in Section 111(a)(1) of the Emergency Economic Stabilization Act of 2008), while the Treasury holds an equity interest in the Bancorp.  The ARRA, enacted on February 17, 2009, appears to have limited this restriction to periods when TARP preferred stock is outstanding and not to periods when only TARP warrants to purchase common stock are outstanding.  Moreover, during the restricted period there will be no exception under Section 162(m) to this deduction limit for “performance-based compensation” or deferred compensation.  Although the Bancorp retains the discretion to award compensation that exceeds the limits in Section 162(m) of the Internal Revenue Code, the Bancorp expects that the remuneration of its Senior Executive Officers will remain under the foregoing limits.

The Compensation Committee and the Stock Option Committee believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and the interests of the Bancorp’s shareholders. As performance goals are met or exceeded, most probably resulting in increased value to shareholders, executives are rewarded commensurately. The Committees believe that compensation levels for the year ended December 31, 2008, for executives and for the Chief Executive Officer, adequately reflect the Bancorp’s compensation goals and policies.

Summary Compensation Table

The following table presents information for compensation awarded to, earned by, or paid to the Named Executive Officers for 2008, 2007 and 2006.

Name and Principal Position	Year	Salary ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
John K. Keach, Jr. Chairman of the Board, President and Chief Executive Officer	2008 2007 2006	$350,514 352,052 366,301	$33,424 27,626 38,245	$89,202 269,143 —	$250,568 130,320 168,684	$6,900 3,090 3,296	$760,608 782,231 576,526

Mark T. Gorski Executive Vice President, Chief Financial Officer, Treasurer and Secretary	2008 2007 2006	197,345 190,003 179,502	8,430 — 58,405	33,080 82,881 —	13,355 10,938 9,295	5,750 1,689 —	257,960 285,511 247,202

Charles R. Farber Executive Vice President	2008 2007 2006	180,000 180,000 179,456	10,263 15,421 33,544	85,168 144,534 34,579	68,047 48,089 53,750	3,326 2,389 2,109	346,804 390,433 303,438

(1)	Includes any amounts earned but deferred, including amounts deferred under the Bank’s 401(k) Plan.
(2)
The amounts reflect the dollar amount the Bancorp recognized, before forfeitures, for financial statement reporting purposes for the fiscal years ended December 31, 2006, 2007 and 2008, in accordance with FAS 123(R) and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 13 to the Bancorp’s audited financial statements for the fiscal year ended December 31, 2008, included in the Bancorp’s Annual Report on Form 10−K for 2008.

(3)
The 2007 amount in this column represents amounts that were earned for services under the Bancorp’s Long-Term Incentive Plan for the three-year period 2005-2007.  Such amounts were based on performance criteria that were satisfied over the three-year period ending in 2007, and were paid in January 2008.  The 2008 amount in this column represents amounts that were earned for services under the Bancorp’s Long-Term Incentive Plan for the three-year period 2006-2008. Such amounts were based on performance criteria that were satisfied over the three-year period ending in 2008, but were paid in January, 2009.  This column also includes, for Charles R. Farber, bonuses paid under the Indianapolis Market Growth Plan, which were $34,579, $47,999 and $53,700, respectively for 2006, 2007, and 2008.

(4)
This column includes the increase in actuarial value of the Named Executive Officer’s interest in the Bank’s defined benefit plan, between December 31 of the year prior to the year reported and December 31 of the reported year, and the increase in actuarial value of the Named Executive Officer’s interest in the Bank’s Supplemental Retirement Income Program between December 31 of the year prior to the year reported and December 31 of the reported year.  For Mr. Keach, Jr. it also includes the increase in actuarial value of his interest in his Excess Benefit Plan. There are no nonqualified deferred compensation earnings to report in this column.

(5)
Includes the Bank’s matching contributions and allocations under its 401(k) Plan. The Named Executive Officers received certain perquisites during the reported years, but the incremental cost of providing those perquisites did not exceed $10,000.

Option Plans

1995 Option Plan. On August 29, 1995, the Board of Directors of the Bancorp approved the Indiana Community Bancorp 1995 Stock Option Plan, which became effective on October 24, 1995, when the shareholders approved the 1995 Option Plan. The Compensation Committee, which is composed of non-employees, administers the 1995 Option Plan.

The 1995 Option Plan provides for the grant of incentive and non-qualified options and reserved 495,000 shares of Common Stock for issuance pursuant to options grants. As of the record date, options for 93,966 shares of Common Stock remain outstanding under the 1995 Option Plan with an average price per share of $23.0212 and 83,075 shares of Common Stock are reserved for future issuance under the 1995 Option Plan. The Bancorp’s Board of Directors may terminate the 1995 Option Plan at any time, but termination of the 1995 Option Plan may not adversely affect the validity of options previously granted under the 1995 Option Plan. No incentive options could be granted under the 1995 Option Plan after October 23, 2005.

The Compensation Committee may grant options under the 1995 Option Plan to officers and other key employees of the Bancorp or its subsidiaries who are materially responsible for the management or operation of the business of the Bancorp or its subsidiaries and have provided valuable services to the Bancorp or a subsidiary. An individual may be granted more than one option under the 1995 Option Plan.

Options are generally granted for terms of 10 years (in the case of incentive options) or 10 years and one day (in the case of non-qualified options), at an option price per share equal to the fair market value of the shares on the date of the grant of the stock options. Options may be subject to a vesting period established by the Committee, but will be subject to early vesting in the event of death, disability, or a change in control of the Bancorp. Options granted under the 1995 Option Plan are adjusted for capital changes such as stock splits and stock dividends.

The option price of each share of stock is to be paid in full in cash at the time of exercise. Under circumstances specified in the 1995 Option Plan, optionees may deliver a notice to their broker to deliver to the Bancorp the total option price in cash and the amount of any taxes to be withheld from the optionee’s compensation as a result of any withholding tax obligation of the Bancorp. Payment of the option price may also be effected by tendering whole shares of Bancorp Common Stock owned by the optionee and cash having a fair market value equal to the cash exercise price of the shares with respect to which the option is being exercised. In the event an option recipient terminates his or her employment or service as an employee or director, the options will terminate during specified periods.

The Compensation Committee may permit an optionee under the 1995 Option Plan or any other stock option plan adopted by the Bancorp or any of its subsidiaries, to surrender for cancellation any unexercised outstanding stock option and receive in exchange therefor an option for a number of shares of Common Stock designated by the Compensation Committee.

1999 Option Plan. On August 24, 1999, the Board of Directors of the Bancorp approved the Indiana Community Bancorp 1999 Stock Option Plan, effective as of October 26, 1999, the date the shareholders of the Bancorp approved the Plan. The 1999 Option Plan is administered by the Compensation Committee.

Two hundred fifty thousand (250,000) shares were reserved for issuance pursuant to options to be granted under the Plan. As of the record date, options for 80,593 shares of Common Stock are outstanding under the 1999 Option Plan with an average price per share of $21.3498 and 20,000 shares of Common Stock were reserved for future issuance under the 1999 Option Plan. The Bancorp’s Board of Directors may terminate the Plan at any time. However, no termination of the Plan may adversely affect the validity of options or cash awards previously granted under the Plan. No incentive stock options may be granted under the Plan after October 25, 2009.

Options and cash awards may be granted under the Plan to officers, directors and other key employees of the Bancorp or of a subsidiary who, in the opinion of the Committee, are materially responsible for the management or operation of the business of the Bancorp or a subsidiary and have provided valuable services to the Bancorp or a subsidiary. Those persons may be granted more than one option under the Plan. However, no employee may be granted options for more than 30,000 shares of Common Stock in any calendar year.

The price to be paid for shares of Common Stock upon the exercise of each stock option may not be less than the fair market value of the shares on the date on which the option is granted.

Options are generally granted for terms of 10 years (in the case of incentive options) or 10 years and one day (in the case of non-qualified options), and at an option price per share equal to the fair market value of the shares on the date of the grant of the stock options. Options granted under the 1999 Option Plan are adjusted for capital changes such as stock splits and stock dividends.

The option price of each share of stock is to be paid in full in cash at the time of exercise. Under circumstances specified in the 1999 Option Plan, optionees may deliver a notice to their broker to deliver to the Bancorp the total option price in cash and the amount of any taxes to be withheld from the optionee’s compensation as a result of any withholding tax obligation of the Bancorp. Payment of the option price may also be effected by tendering whole shares of Bancorp Common Stock owned by the optionee and cash having a fair market value equal to the cash exercise price of the shares with respect to which the option is being exercised. In the event an option recipient terminates his or her employment or service as an employee or director, the options will terminate during certain specified periods.

The Compensation Committee may grant to optionees who are granted non-qualified stock options the right to receive a cash amount which is intended to reimburse the optionee for all or a portion of the federal, state and local income taxes imposed upon the optionee as a result of the exercise of a non-qualified stock option and the receipt of a cash award.

In the event of a change in control of the Bancorp, outstanding options which are not otherwise exercisable will become immediately exercisable.

2001 Option Plan. On August 28, 2001, the Board of Directors of the Bancorp approved the Indiana Community Bancorp 2001 Stock Option Plan, effective as of October 23, 2001, the date the shareholders of the Bancorp approved the Plan. The 2001 Option Plan is administered by the Compensation Committee.

Four hundred twenty-five thousand (425,000) shares were reserved for issuance pursuant to options to be granted under the Plan. As of the record date of this Proxy Statement, options for 218,719 shares of Common Stock are outstanding under the 2001 Option Plan with an average price per share of $23.2476, and 134,537 shares of Common Stock were reserved for future issuance under the 2001 Option Plan. The Bancorp’s Board of Directors may terminate the Plan at any time. However, no termination of the Plan may adversely affect the validity of options or cash awards previously granted under the Plan. No incentive stock options may be granted under the Plan after October 23, 2011.

Options and cash awards may be granted under the Plan to officers, directors and other key employees of the Bancorp or of a subsidiary who, in the opinion of the Committee, are materially responsible for the management or operation of the business of the Bancorp or a subsidiary and have provided valuable services to the Bancorp or a subsidiary. Those persons may be granted more than one option under the Plan. However, no employee may be granted options for more than 30,000 shares of Common Stock in any calendar year.

The price to be paid for shares of Common Stock upon the exercise of each stock option may not be less than the fair market value of the shares on the date on which the option is granted.

Options are generally granted for terms of 10 years (in the case of incentive options) or 10 years and one day (in the case of non-qualified options), and at an option price per share equal to the fair market value of the shares on the date of the grant of the stock options. Options granted under the 2001 Option Plan are adjusted for capital changes such as stock splits and stock dividends.

The option price of each share of stock is to be paid in full in cash at the time of exercise. Under circumstances specified in the 2001 Option Plan, optionees may deliver a notice to their broker to deliver to the Bancorp the total option price in cash and the amount of any taxes to be withheld from the optionee’s compensation as a result of any withholding tax obligation of the Bancorp. Payment of the option price may also be effected by tendering whole shares of Bancorp Common Stock owned by the optionee and cash having a fair market value equal to the cash exercise price of the shares with respect to which the option is being exercised. In the event an option recipient terminates his or her employment or service as an employee or director, the options will terminate during certain specified periods.

The Compensation Committee may grant to optionees who are granted non-qualified stock options the right to receive a cash amount which is intended to reimburse the optionee for all or a portion of the federal, state and local income taxes imposed upon the optionee as a result of the exercise of a non-qualified stock option and the receipt of a cash award.

In the event of a change of control of the Bancorp, outstanding options which are not otherwise exercisable will become immediately exercisable.

Indiana Community Bancorp Long-Term Incentive Plan

On May 24, 2005, the Board of Directors of the Bancorp adopted the Indiana Community Bancorp Long-Term Incentive Plan (the “LTIP”) effective January 1, 2005. Eligibility to participate in the LTIP is limited to key executives of the Company or its subsidiaries who have the opportunity to significantly affect the achievement of the Company’s strategic objectives. As a result of restrictions in ARRA, enacted February 17, 2009, it is not clear whether the Company’s President and Chief Executive Officer may receive previous awards not yet paid or future awards under the LTIP while the TARP preferred stock is held by the U.S. Department of Treasury.  The Bancorp expects that the U.S. Department of Treasury will issue regulations to clarify these issues.

At the time the Bancorp’s Compensation Committee grants an award, it will establish performance goals related to one or more performance criteria at which the incentive payment for each award level shall be earned for the relevant performance period. The performance period may be any period of years established by the Committee up to but not in excess of five years. The final award, if earned, will be paid in a lump sum in cash to a participant who is and has been an active employee at all times during the performance period, with the award being subject to pro rata adjustment and payment in the event of retirement, death, or disability during that period. The maximum payment to any participant for any performance period under the LTIP is $750,000.

In the event of a change in control of the Bancorp (as defined in the LTIP) prior to the end of a performance period and/or the payment of a final award, the Committee has the discretion to accelerate the calculation and payment of any final award, which may include the payment of the maximum final award.  Such an acceleration of an award may not be permitted while the TARP preferred stock is outstanding.

Information concerning the awards paid to executive officers of the Bancorp for the three-year period ending in 2008 is set forth in the summary compensation table on page 15 and described in Executive Compensation -- Compensation Discussion and Analysis.

The following table sets forth information concerning the Bancorp’s LTIP for the 2007-2009 performance period. For the 2007-2009 performance period, the Committee established performance measures based on earnings per share (average annual change in earnings per share expressed as a percentage of the diluted earnings per share of the Bancorp during the performance period, provided that the Compensation Committee may exclude special charges or extraordinary items) and total shareholder return (the percentage that the average annual total change in stock price plus dividends on a share of Common Stock of the Bancorp during the performance period falls within the Stifel, Nicolaus Midwest Peer Group with assets less than $2.5 billion or a successor peer group selected by the Compensation Committee).  No payment of an award based on earnings per share or total shareholder return above the target level may be made without the approval of the Compensation Committee.

	Number of Shares,	Performance or Other Period Until	Estimated Future Payouts Under Non-Stock Price-Based Plans
Name	Units or Other Rights	Maturation or Payout	Threshold ($)	Target ($)	Maximum ($)
John K. Keach, Jr.	50% of Average Base Salary for the Performance Period	2007-2009	$43,750	$175,000	$350,000
Mark T. Gorski	35% of Average Base Salary for the Performance Period	2007-2009	16,875	67,500	135,000
Charles L. Farber	35% of Average Base Salary for the Performance Period	2007-2009	15,750	63,000	126,000

Annual calculations are prepared and submitted to the Compensation Committee which summarize the Bancorp’s performance relative to the performance measures established by the Compensation Committee. For the 2007-2009 performance period, the calculation of the performance measures has been completed and submitted to the Compensation Committee for 2007 and 2008. Based on the results for 2007 and 2008, the Named Executive Officers listed in the table above would be eligible to receive a payout for the LTIP approximately equal to the “threshold” column listed in the table above. However, as the LTIP specifies that the payouts are based on the cumulative performance for the designated three-year period, the actual payout could be significantly impacted either positively or negatively by the results for 2009.

The following table sets forth information concerning the Bancorp’s LTIP for the 2008-2010 performance period. For the 2008-2010 performance period, the Committee established performance measures based on earnings per share (average annual change in earnings per share expressed as a percentage of the diluted earnings per share of the Bancorp during the performance period, provided that the Compensation Committee may exclude special charges or extraordinary items) and total shareholder return (the percentage that the average annual total change in stock price plus dividends on a share of Common Stock of the Bancorp during the performance period falls within the Stifel, Nicolaus Midwest Peer Group with assets less than $2.5 billion or a successor peer group selected by the Compensation Committee).  No payment of an award based on earnings per share or total shareholder return above the target level may be made without the approval of the Compensation Committee.

	Number of Shares,	Performance or Other Period Until	Estimated Future Payouts Under Non-Stock Price-Based Plans
Name	Units or Other Rights	Maturation or Payout	Threshold ($)	Target ($)	Maximum ($)
John K. Keach, Jr.	50% of Average Base Salary for the Performance Period	2008-2010	$43,750	$175,000	$350,000
Mark T. Gorski	35% of Average Base Salary for the Performance Period	2008-2010	17,325	69,300	138,600
Charles L. Farber	35% of Average Base Salary for the Performance Period	2008-2010	15,750	63,000	126,000

Annual calculations are prepared and submitted to the Compensation Committee which summarize the Bancorp’s performance relative to the performance measures established by the Compensation Committee. For the 2008-2010 performance period, the calculation of the performance measures has been completed and submitted to the Compensation Committee for 2008. Based on the results for 2008, the Named Executive Officers listed in the table above would be eligible to receive a payout for the LTIP approximately equal to the “threshold” column listed in the table above. However, as the LTIP specifies that the payouts are based on the cumulative performance for the designated three-year period, the actual payout could be significantly impacted either positively or negatively by the results for 2009 and 2010.

Indianapolis Market Growth Plan

On November 28, 2006, the Board of Directors of the Bancorp adopted an Indianapolis Market Growth Plan and has entered into Award Agreements under the Plan with Charles R. Farber, an Executive Vice President of the Bancorp. The Plan provides key executives of the Bancorp who are selected by the Compensation Committee to receive an award under the Plan with the opportunity to earn annual incentive compensation based on the achievement of the strategic goals specified in the award. Once the Bancorp has certified that the performance goals have been obtained for the performance period specified in an award, the Bancorp will pay the award in cash to the executive as provided in the award agreement.

The awards granted to Mr. Farber under the Plan for 2008, 2007 and 2006 for incentive payments are comprised of three components: Override, which is calculated as a percentage of the balance of certain commercial loans and certain deposits on the day preceding the first day of the performance period; Growth, which is calculated as a percentage of the increase during the performance period in the balance of certain loans and certain deposits; and Credit Quality Modifier, which reduces payouts pursuant to the Override and Growth components if the credit quality standards of the commercial loan portfolio are not maintained at target levels. Mr. Farber’s 2006 and 2007 award provided for an Override percentage of .0125 percent and a Growth percentage of .0125 percent. Mr. Farber’s 2008 award provided for an Override percentage of .0095 percent and a Growth percentage of .0125 percent.  The Credit Quality Modifier was equal to $0 for the 2006 and 2007 awards and $5,967 for the 2008 award.

The incentive awards earned by Mr. Farber under the Plan for 2006, 2007, and 2008 are set forth in the Summary Compensation Table on page 15.

401(k) Plan

Employees who are over 21 years of age with at least one month of service may participate in the Bank’s 401(k) Savings Plan. Participants may elect to make monthly contributions up to 75% of their salary, subject to any applicable limits under the Internal Revenue Code. The Bank makes a matching contribution of 50% of the employee’s contribution that does not exceed 3.0% of the employee’s salary with respect to employees who have at least six months of service.   The 3% limit was increased in 2008 from the prior 1.5% limit, in connection with the Bancorp’s decision to freeze its defined benefit pension plan.  These contributions may be invested at each employee’s direction in one or more of a number of investment options available under the Plan. Matching employer contributions may also be invested at an employee’s direction in a fund which invests in Bancorp Common Stock. Employee contributions to the 401(k) Plan are fully vested upon receipt. Matching contributions generally vest over a 3-year period, with 100% vesting after the third year of service. The normal distribution is a lump sum upon termination of employment, although other payment options may be selected.

Grants of Plan-Based Awards for 2008

The following table sets forth information related to non-equity and equity based awards granted during fiscal year 2008 to the Named Executive Officers under plans adopted by the Bancorp and the Bank.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards; Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/S) (4)	Closing Market Price on Date of Grant	Grant Date Fair Value of Option Awards (5)
Name	Grant Date (2)	Threshold ($)	Target ($)	Maximum ($)
John K. Keach, Jr.	4/22/08	$43,750	$175,000	$350,000	10,000	$21.495	$21.50	$24,800
Mark T. Gorski	4/22/08	17,325	69,300	138,600	5,000	21.495	21.50	12,400
Charles R. Farber	4/22/08	15,750	63,000	126,000	5,000	21.495	21.50	12,400

(1)	The awards were made under the Bancorp’s Long-Term Incentive Plan, and the amounts listed are based upon the assumption that the performance goals in the Plan for the indicated levels are satisfied.
(2)	The grant date is the date the Compensation Committee of the Bancorp took action to make the stock option grants.
(3)
Options relate to shares of Bancorp Common Stock granted under the Bancorp’s 2001 Option Plan.  All of the options have terms of ten years.  Mr. Keach’s non-qualified options for 10,000 shares vest as follows:  3,333 on each of October 23, 2008 and April 23, 2009 and 3,334 shares on April 25, 2010.  Mr. Gorski’s incentive options for 5,000 shares vest as follows:  1,666 shares on October 23, 2008 and 1,667 shares on each of April 23, 2009 and April 23, 2010.  Mr. Farber’s incentive options for 5,000 shares vest as follows:  2,018 shares on April 23, 2009 and 2,982 shares on April 23, 2010.

(4)
The exercise price for stock options awarded is the average of the high and low sales price for the shares on the date of grant of the options.  The option exercise price may be paid in cash or with the approval of the Compensation Committee in shares of Bancorp Common Stock or a combination of cash and stock.

(5)
The Grant Date Fair Value of Option Awards column presents the fair value of the awards as determined under Statement of Financial Accounting Standards No. 123 (Revised) for the year of grant of these Awards.  Option Awards were valued using the Black-Scholes option pricing model with the following assumptions:  dividend yield of 3.72%, risk-free rate of return of 2.81%, expected volatility of 17.15% and expected life of options for 6.03 years.  Based on these assumptions, stock options granted were valued at $2.48 per share.

The Bancorp’s Long-Term Incentive Plan is described in “Indiana Community Bancorp Long-Term Incentive Plan.” For a description of the Bancorp’s Option Plans, see “Option Plans.”

Outstanding Equity Awards at December 31, 2008

The following table presents information on stock options held by the Named Executive Officers on December 31, 2008.
	Option Awards
	Number of Securities Underlying Unexercised Options (#)		Option Exercise	Option Expiration
Name	Exercisable	Unexercisable (1)	Price($)	Date
John K. Keach, Jr.	10,000	—	$25.23000	03/28/2015
	3,333	6,667(2)	$21.49500	04/22/2018
	32,500	—	$23.06250	12/21/2009
	5,000	—	$15.90625	12/19/2010
	25,000	—	$18.48500	12/18/2011
	3,897	11,103(3)	$25.65950	03/19/2016
Mark T. Gorski	10,000	—	$24.45000	06/05/2015
	10,000	—	$25.65950	03/20/2016
	1,666	3,334(4)	$21.49500	04/21/2018
Charles R. Farber	20,000	—	$20.90000	03/17/2012
	10,000	—	$25.23000	03/28/2015
	7,794	2,206(5)	$25.65950	03/19/2016
	—	5,000(6)	$21.49500	04/21/2018

(1)	The shares represented could not be acquired by the Named Executive Officers as of December 31, 2008.
(2)	Exercisable as to 3,333 shares on April 23, 2009 and 3,334 shares on April 23, 2010.
(3)	3,897 of these shares vest on each of January 1, 2009 and 2010, and 3,309 of these shares vest on January 1, 2011.
(4)	Exercisable as to 1,667 shares on each of April 23, 2009 and April 23, 2010.
(5)	These shares vested on January 1, 2009.
(6)	Exercisable as to 2,108 shares on April 23, 2009 and 2,982 shares on April 23, 2010.

The unexercisable options listed in the table above would become exercisable in full upon a change in control of the Bancorp.

No stock options were exercised by the Bancorp’s executive officers during 2008.

Pension Benefits for 2008

The following table provides information on each plan that provides for payments or other benefits in connection with a Named Executive Officer’s retirement, excluding tax-qualified and nonqualified defined contribution plans.
Name	Plan Name	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefit ($)(3)	Payments During Last Fiscal Year ($)
John K. Keach, Jr.	Pentegra Group Pension Plan (1)	33.917	$861,000	—
	Supplemental Executive Retirement Agreement		419,809	—
	Excess Benefit Plan		371,212	—
Mark T. Gorski	Pentegra Group Pension Plan (1)	1.833	14,000	—
	Supplemental Executive Retirement Agreement		23,032	—
Charles R. Farber	Pentegra Group Pension Plan (1)	5.000	120,000	—
	Supplemental Executive Retirement Agreement		194,367	—

(1)	The plan is a noncontributory, multi-employer comprehensive pension plan.
(2)
The number of years of credited service are computed as of December 31, 2008, the same pension plan measurement date used for financial statement reporting purposes in the Bancorp’s Annual Report to shareholders.

(3)
This information is calculated as of December 31, 2008, the same pension plan measurement date used for financial statement reporting purposes in the Bancorp’s Annual Shareholder Report, assumes that the Named Executive Officer retires at age 65, the normal retirement age specified in the plan, and is based on compensation currently being paid to the Named Executive Officer. The interest rate assumptions used are the same ones used in making disclosures about this plan in the Bancorp’s 2008 Annual Shareholder Report.

Pentegra Group Pension Plan

The Pentegra Group defined benefit pension plan is a noncontributory, multi-employer comprehensive pension plan.  The Bank froze the Pension Plan effective April 1, 2008.  Separate actuarial valuations are not made for individual employer members of the Pension Plan. An employee’s pension benefits are 100% vested after five years of service.

The Pension Plan provides for monthly retirement benefits determined on the basis of the employee’s years of service and base salary for the five consecutive years of his or her employment producing the highest average. Early retirement, disability, and death benefits are also payable under the Pension Plan, depending upon the participant’s age and years of service. The Bank recorded expenses totaling $626,000 for the Pension Plan during the fiscal year ended December 31, 2008. Benefits are currently subject to maximum Internal Revenue Code limitations of $195,000 per year.

Excess Benefit Plan

On April 1, 2001, the Bank entered into an excess benefit plan agreement with John K. Keach, Jr. Under this agreement, Mr. Keach, Jr. is provided retirement benefits equal to the annual benefits he would have received under the Bank’s pension plan had he received full credit for his annual salary and if the pension plan did not have to make certain reductions in benefits required under § 415 and § 401 of the Internal Revenue Code of 1986, as amended, less the annual benefits he is entitled to under the pension plan. The benefits are to be paid on an annual basis for the life of Mr. Keach, Jr. The projected annual benefit payable to Mr. Keach, Jr. under this agreement is approximately $138,000. Death benefits are also provided in the agreement.

The benefits are paid from the general assets of the Bank. The Bank has secured key person life insurance which is expected to provide the Bank with the funds necessary to provide the benefits described above.

Supplemental Retirement Income Program

The Bank has entered into supplemental retirement agreements with its executive officers and with nine other current or former employees deemed by the management of the Bank to be key employees. These agreements provide each of the executive officers of the Bank with supplemental retirement benefits after the employee terminates his employment for any reason, unless such termination is for cause; provided that in no event will such retirement benefits commence before the employee has reached age 50.

The annual benefits for the Named Executive Officers are equal to the amounts specified below:

John K. Keach, Jr.	$82,664
Charles R. Farber	$50,000
Mark T. Gorski	$50,000

The annual benefits are payable to those persons for a period of 15 years. The agreements also provide for death and burial benefits, and, for some employees, disability benefits prior to specified ages.

If Mr. Gorski or Mr. Farber ceases to be an employee following a change in control of the Bancorp, they will receive increased benefits under their supplemental executive retirement agreements, provided that it appears that these increased benefits may not be paid to them while the TARP preferred stock of the Company is held by the U.S. Department of Treasury. Had Mr. Gorski been terminated at December 31, 2008, following a change in control of the Bancorp, he would have been entitled to an annual benefit of $22,014 payable over a 15-year period beginning 60 days after his separation from service. If Mr. Farber had been terminated at December 31, 2008, following a change of control of the Bancorp, he would have been entitled to a benefit of $253,650 payable in one lump sum within 30 days following his termination of employment.  These amounts are subject to possible reductions under §280G of the Internal Revenue Code.  Under these agreements a change in control occurs if:

●
a person or group acquires ownership of stock representing more than 50% of the Bank’s or the Bancorp’s total fair value or total voting power of the stock of the Bank or the Bancorp and stock of the Bank or the Bancorp remains outstanding after the transaction;

●	a person or group acquires ownership of stock representing 30% or more of the total voting power of the stock of the Bank or the Bancorp;

●
during a twelve-month period, a majority of the directors of the Bancorp is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Bancorp’s Board in office before the date of the appointment or election, unless another corporation is a majority shareholder of the Bancorp; or

●
a person or group, other than shareholders of the Bank or an entity controlled by shareholders of the Bank, acquires more than 40% of the total gross fair market value of the Bank’s assets, unless the person or group owns 50% or more of the total value or voting power of the Bank’s stock.

Mr. Keach, Jr. may receive benefits upon a change of control, but since his retirement benefits are already fully vested, those benefits will not increase as a result of a change in control of the Bancorp. The accumulated benefits as of December 31, 2008, for the Named Executive Officers are set forth in the table entitled “Pension Benefits for 2008” on page 22 .

The benefits are paid from the general assets of the Bank. The Bank has secured key person life insurance in order to provide the Bank with the funds necessary to provide the benefits described above. Under the supplemental retirement agreements, if an executive officer or employee is terminated for cause, all benefits under his agreement are forfeited.

Compensation of Directors

The following table provides information concerning the compensation paid to or earned by the members of the Bancorp’s Board of Directors other than John K. Keach, Jr. for the Bancorp’s last fiscal year, whether or not deferred:

Name (1)	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation ($)(4)	Total ($)
John T. Beatty	$26,250	—	$11,176	—	$37,426
William J. Blaser	33,250	5,901	—	—	39,151
Harold Force	27,750	—	12,412	—	40,162
David W. Laitinen,	24,650	—	12,563	—	37,213
John M. Miller	24,000	—	—	—	24,000
Harvard W. Nolting, Jr.	27,000	—	5,878	—	32,878

(1)	Information on Mr. Keach, Jr., who is a Named Executive Officer, is included in the Summary Compensation Table.
(2)
The amounts reflect the dollar amount the Bancorp recognized, before forfeitures, for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R) and thus may include amounts from awards granted in and prior to 2008. Assumptions used in the calculation of these amounts are included in footnote 13 to the Bancorp’s audited financial statements for the fiscal year ended December 31, 2008, included in the Bancorp’s Annual Report on Form 10−K for 2008. Mr. Blaser has a ten-year nonqualified stock option for 10,000 shares with an option exercise price of $28.49 per share, which expires on November 28, 2016, and vested in full on November 28, 2007.  He also has a ten-year nonqualified stock option for 3,500 shares with an option exercise price of $21.495, which expires on April 22, 2018, and vests as follows:  1,166 shares on October 23, 2008, 1,167 shares on April 23, 2009, and 1,167 shares on April 23, 2010.

(3)
This column includes any above-market earnings on deferred compensation to which the directors are entitled under the Directors Deferred Compensation Plan for Outside Directors. Directors Beatty, Force and Laitinen received interest under the plan in 2008 at the rate of 8.7% and Director Nolting (whose benefits are currently in pay status) received interest under the Plan in 2008 at the rate of 12%. The market rate for this plan for 2008 was 5.23% for Messrs. Beatty, Force and Laitinen and 9.12% for Mr. Nolting. There are no changes in pension values to include in this column.

(4)	The directors received certain perquisites during 2008, but the incremental cost of providing those perquisites did not exceed the $10,000 disclosure threshold.

At December 31, 2007, John M. Miller had outstanding a fully vested nonqualified stock option for 13,500 shares with an option price of $22.89 which expires on July 23, 2012.  Mr. Blaser’s options are described in footnote (2) in the table above.

All of the other non-employee directors had the following fully vested nonqualified stock options outstanding at December 31, 2008:

●	A stock option for 1,431 shares with an exercise price of $21.8125 per share which expires on October 26, 2009.

●	A stock option for 1,431 shares with an exercise price of $17.575 per share which expires on October 23, 2011.

●	A stock option for 1,431 shares with an exercise price of $21.875 per share which expires on October 22, 2012.

●	A stock option for 1,431 shares with an exercise price of $27.40 per share which expires on October 28, 2013.

Messrs. Beatty, Force and Laitinen also held a stock option for 1,431 shares with an exercise price of $15.375 per share which expires on October 24, 2010.

Directors of the Bancorp do not receive director fees. The Bank pays its directors a quarterly retainer of $4,200 plus $550 for each regular meeting attended and $250 for each committee meeting attended. The Chairman of the Bancorp’s Audit Committee receives a $2,000 quarterly retainer. If a director misses more than three consecutive meetings, he is removed from the Board. Total fees paid to directors, including director emeritus John K. Keach, Sr., for the year ended December 31, 2008 were $176,200. Also directors with deferred compensation agreements accrued total interest of $112,000 during 2008.

Deferred Compensation for Outside Directors. As of January 1, 2006, the Bank entered into deferred compensation agreements with three of its outside directors: Harold Force, John Beatty and David Laitinen. Under these agreements, the balance of director fees and accrued interest for each director under a superseded deferred director fee agreement was allocated to a separate account as of January 1, 2006. This amount accrues interest at the annual rate prescribed by the plan which shall be no less than 8% and no more than 12%. The balance of the director’s account under the plan will be paid in 180 monthly installments after the director attains age 60. Upon separation of service of a director before that time, similar benefits will be paid after the director attains age 60. Death benefits are also provided for in the agreement. Upon termination for cause, the director will be entitled only to the director fees he had previously deferred, without any interest credited thereon.

As of December 31, 2008, the balance held in each account for each such director was as follows:

Name of Individual	Balance of Account at December 31, 2008
David W. Laitinen, MD	$370,526
Harold Force	366,065
John T. Beatty	329,621

Harvard W. Nolting, Jr. is currently receiving benefits under a similar deferred compensation agreement of $31,308 per year. These payments continue until 2019.

Transactions with Related Persons

The Bancorp has adopted a Policy and Procedures With Respect to Related Person Transactions. The Policy provides that executive officers, directors, five-percent shareholders and their family members, and entities for which any of those persons serve as officers or partners or in which they have a ten percent or greater interest, must notify the Bancorp’s Chief Financial Officer before entering into transactions or other arrangements with the Bancorp or any of its affiliates (other than loans subject to Regulation O promulgated by the Board of Governors of the Federal Reserve System) if the amount exceeds $120,000. The Chief Financial Officer will determine whether under the guidelines in the Policy the transaction or arrangement should be submitted to the Audit Committee for approval. In determining whether to submit proposed transactions to the Audit Committee for consideration, the Chief Financial Officer will consider the relevant facts and circumstances, including the aggregate value of the proposed transaction, the benefits to the Bancorp of the proposed transaction and whether the terms of the proposed transaction are comparable to the terms available to an unrelated third party and employees generally. The Policy also includes provisions for the review and possible ratification of transactions and arrangements that are entered into without prior review under the Policy.

The Bank follows a policy of offering to its directors, officers, and employees’ real estate mortgage loans secured by their principal residence, consumer loans, and, in certain cases, commercial loans. Current law authorizes the Bank to make loans or extensions of credit to its executive officers, directors, and principal shareholders on the same terms that are available with respect to loans made to all of its employees. At present, the Bank offers loans to its executive officers, directors, and employees with an interest rate that is generally available to the public with substantially the same terms as those prevailing for comparable transactions. All loans to directors and executive officers must be approved in advance by a majority of the disinterested members of the Board of Directors. Loans to directors, executive officers and their associates totaled approximately $4,030,301 or 4.4% of equity capital at December 31, 2008.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included above. Based on that review and discussion, the Compensation Committee has recommended to the Bancorp’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Bancorp’s 2008 Annual Report on Form 10-K.

The Emergency Economic Stabilization Act of 2008 established the Troubled Asset Relief Program (“TARP”). In December 2008, the Bancorp issued preferred shares and a warrant to purchase common shares to the United States Department of the Treasury pursuant to the TARP Capital Purchase Program. The Treasury Department has published rules that require the compensation committee of a TARP Capital Purchase Program participant to meet at least annually with the financial institution’s senior risk officers to discuss and review the relationship between the financial institution’s risk management policies and practices and the institution’s compensation arrangements with senior executive officers. The purpose of the review is to ensure that the senior executive officer compensation arrangements do not encourage the senior executive officers to take unnecessary and excessive risks that threaten the value of the institution.  The American Recovery and Reinvestment Tax Act of 2009 requires such a review to be conducted by the Compensation Committee semi-annually.

In view of the current economic and financial environment, and in conformance with regulations issued by the U.S. Treasury Department, the Compensation Committee of the Board of Directors has reviewed the design and operation of the Company's incentive compensation arrangements, including the performance objectives and target levels used in connection with incentive awards, with the Bank’s senior risk officer and evaluated the relationship between the Company's risk management policies and practices and these arrangements. The Compensation Committee’s review was designed to assess whether any aspect of the compensation program would encourage any of the Bancorp’s executives to take any unnecessary or inappropriate risks that could threaten the value of the Bancorp or the Bank. In this regard, the Compensation Committee met with the Bank’s senior risk officer in the first quarter of the current fiscal year to develop a better understanding of the material risks, including reputational risk, which the Company currently faces.

The Committee members identified the risks that the Bancorp faces that could threaten its value. These risks include the following:

●	Credit risk – asset quality
●	Liquidity risk – ability to meet funding obligations
●	Interest rate risk – risk related to movement in interest rates
●	Market risk
●	Operation/transactional risk
●	Fiduciary/litigation risk
●	Compliance risk

●	Environmental risk
●	Reputation risk
●	Financial risk
●	Fraud risk

The Compensation Committee also reviewed and discussed materials on compensation risk assessment, including information on executive compensation design and administrative features that could induce excessive risk taking. They also reviewed certain waivers and compensation agreements entered into by the Bancorp’s Named Executive Officers in connection with the TARP transaction. Having determined the risks that the Bancorp faces that could threaten its value, the Compensation Committee identified the features of the Bancorp’s executive compensation program that could induce the Named Executive Officers to take those risks.

After such review, the Compensation Committee concluded that the combination of cash and equity incentives reflected in the Company's executive compensation program is consistent with the Company's agreed-upon risk profile as maintained by these policies and practices and does not encourage our executives to take excessive or unnecessary risks that threaten the value of the Company.

In this regard, the performance objectives contained in our annual incentive compensation plan have been balanced with those contained in our long-term incentive compensation plan to ensure that both are aligned and consistent with our long-term business plan, our mix of equity-based awards has been allocated to ensure an appropriate combination of incentive and retention objectives, and our stock ownership guidelines have been established to ensure that the interests of our executives have been aligned with the interests of our shareholders.

The Compensation Committee certifies that, in compliance with Section 111(b)(3)(A) of the Emergency Economic Stabilization Act of 2008 (the “EESA”) and the rules issued pursuant to EESA by the United States Department of the Treasury, we have completed the review of the incentive compensation of the Named Executive Officers with the senior risk officer of the Bank to ensure that the incentive compensation arrangements do not encourage the Named Executive Officers to take unnecessary and excessive risks that threaten the value of the Bancorp and the Bank.

This Report is respectfully submitted by the Compensation Committee of the Bancorp’s Board of Directors: Harvard W. Nolting, Jr., David W. Laitinen, and John M. Miller and by the Stock Option Committee of the Bancorp’s Board of Directors: John T. Beatty, William J. Blaser, John M. Miller, Harold Force, David W. Laitinen and Harvard W. Nolting, Jr.

Proposal 2 — Ratification of Auditors

The Board of Directors proposes for the ratification of the shareholders at the Annual Meeting the appointment of BKD, LLP, certified public accountants, as independent auditors for the fiscal year ended December 31, 2009. BKD, LLP was engaged to serve as auditors for the Bancorp for the first time in 2008. A representative of BKD is expected to be present at the Annual Meeting with the opportunity to make a statement if he so desires. He will also be available to respond to any appropriate questions shareholders may have.

Changes in and Disagreements With Accountants on
Accounting and Financial Disclosure

On January 22, 2008, the Bancorp’s Audit Committee engaged the accounting firm of BKD, LLP to examine the consolidated financial statements of the Bancorp as of and for the year ended December 31, 2008 and the Bancorp’s Board of Directors ratified this decision.  Deloitte & Touche LLP (“Deloitte”), which had acted as the independent public accountants for the Bank since 1984 was notified on January 18, 2008, of the Audit Committee’s decision not to re-engage Deloitte to examine the 2008 financial statements of the Bancorp.

The audit reports issued by Deloitte, with respect to the Bancorp’s consolidated financial statements as of and for the years ended December 31, 2006 and December 31, 2007, did not contain an adverse opinion or disclaimer of opinion, and were not qualified as to uncertainty, audit scope or accounting principles.  During the years ended December 31, 2006 and December 31, 2007, or any subsequent period, there had been no disagreements between the Bancorp and Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte would have caused it to make a reference to the subject matter of the disagreement in connection with its audit report.  Moreover, none of the events listed in Item 304(a)(1)(v) of Regulation S-K occurred during the years ended December 31, 2006 and December 31, 2007, or any subsequent period.

Prior to its engagement, BKD, LLP had not been consulted by the Bancorp as to the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered on the Bancorp’s financial statements.

Audit Committee Report

The Audit Committee reports as follows with respect to the audit of the Bancorp’s financial statements for the fiscal year ended December 31, 2008, included in the Bancorp’s Shareholder Annual Report accompanying this Proxy Statement (“2008 Audited Financial Statements”):

The Committee has reviewed and discussed the Bancorp’s 2008 Audited Financial Statements with the Bancorp’s management.

The Committee has discussed with its independent auditors for 2008, BKD, LLP, the matters required to be discussed by Statement on Auditing Standards 61, as amended, which include, among other items, matters related to the conduct of the audit of the Bancorp’s financial statements.

The Committee has received written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with Audit Committees concerning independence, and has discussed with the auditors the auditors’ independence from the Bancorp. The Committee considered whether the provision of services by its independent auditors, other than audit services including reviews of Forms 10-Q, is compatible with maintaining the auditors’ independence.

Based on review and discussions of the Bancorp’s 2008 Audited Financial Statements with management and with the independent auditors, the Audit Committee recommended to the Board of Directors that the Bancorp’s 2008 Audited Financial Statements be included in the Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

This Report is respectfully submitted by the Audit Committee of the Bancorp’s Board of Directors.

Audit Committee Members
William J. Blaser
John T. Beatty
Harold Force
David W. Laitinen
Harvard W. Nolting, Jr.

Accountant’s Fees

Audit Fees. The firm of BKD, LLP served as the Bancorp’s independent registered public accounting firm for the fiscal year ended December 31, 2008 and Deloitte & Touche LLP served as the Bancorp’s independent registered public accounting firm for the fiscal year ended December 31, 2007. The aggregate fees billed by these firms for the audit of the Bancorp’s financial statements included in its annual report on Form 10-K; for the attestation of management’s assessment of internal control, as required by the Sarbanes-Oxley Act of 2002, Section 404; and for the review of its financial statements included in its quarterly reports on Form 10-Q for the fiscal years ended December 31, 2007, and December 31, 2008, were $452,061 and $178,000, respectively.

Audit-Related Fees. The aggregate fees billed in each of the fiscal years ended December 31, 2007, and December 31, 2008, for assurance and related services by these accounting firms that are reasonably related to the audit or review of the Bancorp’s financial statements and that were not covered in the Audit Fees disclosed above were $32,902 and $19,383, respectively.

Tax Fees. The aggregate fees billed in each of the fiscal years ended December 31, 2007, and December 31, 2008, for professional services rendered by these accounting firms for tax compliance, tax advice or tax planning were $58,743 and $15,000, respectively.

All Other Fees. There were no fees billed in fiscal 2007 and fiscal 2008 for professional services rendered by these accounting firms, except as disclosed above.

Audit Committee Pre-Approval. The Bancorp’s Audit Committee formally adopted resolutions pre-approving the engagement of BKD, LLP and Deloitte & Touche LLP to act as the Bancorp’s independent registered public accounting firm for the fiscal years ended December 31, 2008, and December 31, 2007, respectively. The Audit Committee has not adopted pre-approval policies and procedures in accordance with paragraph (c) (7) (i) of Rule 2-01 of Regulation S-X, because it anticipates that in the future the engagement of BKD, LLP will be made by the Audit Committee and all non-audit and audit services to be rendered by BKD, LLP will be pre-approved by the Audit Committee. One hundred percent of audit-related and tax services for the fiscal years ended December 31, 2007 and 2008, were pre-approved by the Audit Committee. The Bancorp’s independent auditors performed substantially all work described above with their respective full-time, permanent employees.

Proposal 3 — Advisory Vote on Executive Compensation

Background of the Proposal

The ARRA contains a requirement that financial institutions, like the Bancorp, that issued preferred stock and warrants to the U.S. Treasury Department under the TARP Capital Purchase Program permit a separate, non-binding shareholder vote to approve the compensation of the financial institution’s executive officers. The SEC has recently issued guidance that requires participants in the TARP Capital Purchase Program to submit to shareholders annually for their approval the executive compensation of senior executive officers as described in the Compensation Discussion and Analysis and the tabular disclosure regarding compensation of such executive officers (together with the accompanying narrative disclosure) in their proxy statements. Accordingly, we are asking you to approve the compensation of the Bancorp’s Named Executive Officers as described under “Executive Compensation - Compensation Discussion and Analysis” and the tabular disclosure regarding Named Executive Officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.

Executive Compensation

The Bancorp believes that its compensation policies and procedures are focused on “pay for performance” principles and are strongly aligned with the long-term interests of shareholders. We believe that both the Bancorp and our shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue. The proposal described below, commonly known as a “say on pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse our executive compensation for our Named Executive Officers described in this Proxy Statement by voting to approve or not approve such compensation as described in this Proxy Statement.

A main objective of our executive compensation program is to align a significant portion of each executive officer’s total compensation with the Bancorp’s annual and long-term performance and with the interests of our shareholders. A second, related objective of the executive compensation program is to attract and retain experienced, highly qualified executives so as to enhance the Bancorp’s long-term success and shareholder value. The Board of Directors believes that the Bancorp’s compensation policies and procedures achieve these objectives.

Shareholders are encouraged to carefully review the “”Compensation Discussion and Analysis” section and executive compensation tables in this Proxy Statement for a detailed discussion of the Bancorp’s executive compensation program.

As required by the ARRA and the guidance provided by the SEC, the Board of Directors has authorized a shareholder vote on the Bancorp’s executive compensation as reflected in the Compensation Discussion and Analysis, the disclosures regarding Named Executive Officer compensation provided in the various tables included in this Proxy Statement, the accompanying narrative disclosures and the other compensation information provided in this Proxy Statement. This proposal, commonly known as a “say on pay” proposal, gives our shareholders the opportunity to endorse or not endorse the Bancorp’s executive compensation through the following resolution:

“Resolved, that the shareholders of Indiana Community Bancorp approve the compensation of the Bancorp’s executive officers, as disclosed in the Compensation Discussion and Analysis and the tabular disclosure regarding executive officer compensation (together with the accompanying narrative disclosure) in the Proxy Statement for the 2009 Annual Meeting of Shareholders.”

Vote Required and Effect

Approval of the Bancorp’s executive compensation would require that the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal. Because this shareholder vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee and the Board of Directors may take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors unanimously recommends a vote “For” approval of this proposal on executive compensation (Item 3 on the Proxy Card).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires that the Bancorp’s officers and directors and persons who own more than 10% of the Bancorp’s Common Stock file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Bancorp with copies of all Section 16(a) forms that they file.

Based solely on its review of the copies of the forms it received and/or written representations from reporting persons that no Forms 5 were required for those persons, the Bancorp believes that during the fiscal year ended December 31, 2008, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners with respect to Section 16(a) of the 1934 Act were satisfied in a timely manner, except that John K. Keach, Jr., Mark T. Gorski, Charles R. Farber and William J. Blaser each reported about six days late the award of a stock option on April 22, 2008, for 10,000, 5,000, 5,000 and 3,500 shares, respectively, at an option price of $21.495 per share.

Shareholder Proposals

If a shareholder wishes to have a proposal presented at the next Annual Meeting of the Bancorp and included in the Proxy Statement and form of proxy relating to that meeting, the Bancorp must receive the proposal at its main office no later than 120 days in advance of March 24, 2009.

A shareholder proposal being submitted for presentation at the Annual Meeting but not for inclusion in the Bancorp’s proxy statement and form of proxy will normally be considered untimely if it is received by the Bancorp later than 60 days in advance of April 27, 2010. If, however, less than 70 days notice or prior public disclosure of the date of the next annual meeting is given or made to shareholders (which notice or public disclosure of the date of the meeting shall include the date of the Annual Meeting specified in publicly available By-Laws, if the Annual Meeting is held on such date), such proposal shall be considered untimely if it is received by the Bancorp later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. If the Bancorp receives notice of such proposal after such time, each proxy that the Bancorp receives will confer upon it discretionary authority to vote on the proposal in the manner the proxies deem appropriate, even though there is no discussion of the proposal in the Bancorp’s proxy statement for the next Annual Meeting.

Proposals should be sent to the attention of the Secretary of the Bancorp at 501 Washington Street, Columbus, Indiana 47201. All shareholder proposals are subject to the requirements of the proxy rules under the Securities Exchange Act of 1934 and the Bancorp’s Articles of Incorporation, By-Laws and Indiana law.

Other Matters

Management is not aware of any business to come before the Annual Meeting other than those  described in the Proxy Statement. However, if any other matters should properly come before the Annual Meeting, the proxies solicited by this Proxy Statement will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

The Bancorp will bear the cost of the solicitation of proxies. The Bancorp will reimburse brokerage firms and other custodians, nominees and fiduciaries for the reasonable expenses they incur in sending proxy material to the beneficial owners of the Common Stock. In addition to solicitation by mail, directors, officers, and employees of the Bancorp may solicit proxies personally or by telephone without additional compensation.  Furthermore, the Bancorp has engaged the services of Laurel Hill Advisory Group, LLC to assist in the solicitation of proxies at an anticipated cost of $5,500 plus expenses.

We urge each shareholder to complete, date and sign the proxy and return it promptly in the enclosed envelope.

By Order of the Board of Directors

John K. Keach, Jr. Chairman of the Board, President and Chief Executive Officer

March 24, 2009

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☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY INDIANA COMMUNITY BANCORP

ANNUAL MEETING OF SHAREHOLDERS APRIL 28, 2009	1.The election as directors of all nominees listed below for three-year terms:		With-	For All
		For	hold	Except
		☐	☐	☐
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Charles R. Farber and Mark T. Gorski with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of capital stock of Indiana Community Bancorp (the “Corporation”) which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Hilton Garden Inn, 12210 North Executive Drive, Edinburgh, Indiana, on Tuesday, April 28, 2009, at 3:00 P.M. local time, and at any and all adjournments thereof, as follows:

01 John M. Miller 02 Harvard W. Nolting, Jr. INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

2.The ratification of the appointment of BKD LLP as auditors for the Corporation for the fiscal year ended December 31, 2009.

3.The approval, in an advisory (non-binding) vote, of the compensation of executives disclosed in the proxy statement.
		For	Against	Abstain
		☐	☐	☐

		☐	☐	☐

In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment thereof.

This proxy may be revoked at any time prior to the voting thereof.

The Board of Directors recommends a vote “FOR” each of the listed propositions.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS  STATED.  IF ANY OTHER BUSINESS IS PRESENTED AT SUCH  MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT.  AT THE  PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

Please be sure to date and sign this proxy card in the box below.	Date
Sign above		The undersigned acknowledges receipt from the Corporation, prior to the execution of this proxy, of a notice of the Meeting, a proxy statement and an Annual Report to shareholders.

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é Detach above card, sign, date and mail in postage paid envelope provided. é

INDIANA COMMUNITY BANCORP

PLEASE ACT PROMPTLY
PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
Please sign as your name appears on the envelope in which this card was mailed. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.